Exhibit 23.1

Deloitte Touche Tohmatsu 35/F One Pacific Place 88 Queensway Hong Kong

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated April 25, 2008 (July 18, 2008 as to the effects of the share splits described in Note 9) relating to the consolidated financial statements of Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd. (Predecessor) for the period from March 7, 2006 to December 13, 2006, and consolidated financial statements of GCL Silicon Technology Holdings Inc. (Successor) as of December 31, 2006 and 2007, and for the period from November 13, 2006 to December 31, 2006 and the year ended December 31, 2007, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Certified Public Accountants
Hong Kong
September 15, 2008